Exhibit 99.1

Cohesant Inc. Announces Private Placement of Preferred Stock

BEACHWOOD, Ohio--(BUSINESS WIRE)--Cohesant Inc. (OTCBB: COHY) (“Cohesant”) today announced that it has raised $750,000 through a private placement of 258,620 shares of preferred stock that are convertible into 517,240 shares of common stock. The preferred shares consists of Series A 8% Cumulative Convertible Preferred Stock convertible at any time into common stock at $1.45 per share. The preferred shares were offered and sold only to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933. The proceeds from the sale of shares will be used for working capital.

Details regarding the private placement and the terms of the Preferred Stock are more fully discussed in the Form 8-K that the Company is filing with the Securities and Exchange Commission today. Copies of the Company’s SEC filings may be obtained at no charge from the Company’s website www.cohesant.com or the SEC website www.sec.gov.

This news release is not an offer to purchase, nor a solicitation of an offer to sell, with respect to any securities.

Cohesant Inc., based in Beachwood Ohio, is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure and the design, development, manufacture and sale of specialty coatings and equipment used to apply such coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, and Raven.

Safe Harbor Statement

This communication contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available as of today’s date, and there is no assumed obligation to update any of these statements. The forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. These forward-looking statements are made subject to significant risks and uncertainties that could cause actual results to differ materially from those stated. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cohesant Inc. undertakes no obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Cohesant Inc.
Morris H. Wheeler, 216-910-1700
Chairman & Chief Executive Officer